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|FORM 4|
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                                                          OMB APPROVAL
[ ] CHECK THIS BOX IF NO LONGER SUBJECT           ------------------------------
    TO SECTION 16. FORM 4 OR FORM 5               OMB Number:          3235-0287
    OBLIGATIONS MAY CONTINUE.  SEE                Expires:      January 31, 2004
    INSTRUCTION 1(b).                             Estimated average burden
                                                  hours per response.........0.5
                                                  ------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

     THOMAS HYDE
--------------------------------------------------------------------------------

     9796 N. INTERSTATE 20
--------------------------------------------------------------------------------
                                  (Street)

     MERKEL                           TEXAS               79536
--------------------------------------------------------------------------------
    (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     ALAMOSA HOLDINGS, INC.                             APS
________________________________________________________________________________
3.   I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     01/03
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     |X|  Director                             |_|  10% Owner
     |_|  Officer (give title below)           |_|  Other (specify below)

     ____________________________________________________________________
________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable)

     |X|  Form filed by One Reporting Person
     |_|  Form filed by More than One Reporting Person
________________________________________________________________________________

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                       5.
                                                                                       Amount of      6.
                                                       4.                              Securities     Owner-
                                                       Securities Acquired (A) or      Beneficially   ship
                            2.            3.           Disposed of (D)                 Owned          Form:     7.
                            Trans-        Transaction  (Instr. 3, 4 and 5)             at             Direct    Nature of
                            action        Code         ------------------------------- End of         (D) or    Indirect
1.                          Date          (Instr. 8)                   (A)             Month          Indirect  Beneficial
Title of Security           (Month/Day    ------------                 or              (Instr. 3      (I)       Ownership
(Instr. 3)                  Year)          Code     V      Amount      (D)    Price    and 4)         (Instr.4) (Instr.4)
--------------------------------------------------------------------------------------------------------------------------

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==========================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF
INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND
UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                         (Over)
                                                                SEC 1474 (3-99)

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

================================================================================

                                                                                                  9.        10.
                                                                                                  Number    Owner-
                                                                                                  of        ship
                                                                                                  deriv-    Form
             2.                                                                                   ative     of
             Conver-                    5.                              7.                        Secur-    Deriv-   11.
             sion                       Number of                       Title and Amount          ities     ative    Nature
             or                         Derivative    6.                of Underlying     8.      Bene-     Secur-   of
             Exer-             4.       Securities    Date              Securities        Price   ficially  ity:     In-
             cise    3.        Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of      Owned     Direct   direct
             Price   Trans-    action   or Disposed   Expiration Date   ----------------  Deriv-  at        (D) or   Bene-
1.           of      action    Code     of(D)         (Month/Day/Year)            Amount  ative   End       In-      ficial
Title of     Deriv-  Date      (Instr.  (Instr. 3,    ----------------            or      Secur-  of        direct   Owner-
Derivative   ative   (Month/   8)       4, and 5)     Date     Expira-            Number  ity     Month     (I)      ship
Security     Secur-  Day/      ------   ------------  Exer-    tion               of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)   ity     Year)     Code V    (A)   (D)    cisable  Date     Title     Shares  5)      4)        4)       4)
----------------------------------------------------------------------------------------------------------------------------
EMPLOYEE
STOCK OPTION
(RIGHT TO                                                               COMMON
BUY)         $0.57   1/6/03     A        5,000         1/6/03   1/6/13   STOCK     5,000          5,000        D
----------------------------------------------------------------------------------------------------------------------------

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============================================================================================================================

Explanation of Responses:

** Intentional misstatements or omissions of facts constitute Federal Crime
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

By:               /s/ Thomas Hyde                                 1/7/03
---------------------------------------------            -----------------------
**Signature of Reporting Person                                    Date



Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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